EX-99.h.6.a

AMENDED AND RESTATED EXHIBIT A

DATED February 26, 2020

to the Amended and Restated Expense Limitation Agreement effective as of June 11, 2008, as most recently amended effective February 28, 2017 between

ABERDEEN FUNDS and

ABERDEEN STANDARD INVESTMENTS INC.

(formerly, Aberdeen Asset Management Inc.)

Name of Fund/Class	Expense Limitation*
Aberdeen China A Share Equity Fund	0.99%
Aberdeen Emerging Markets Sustainable Leaders Fund	1.10%
Aberdeen U.S. Sustainable Leaders Smaller Companies Fund	0.90%
Aberdeen Global Equity Fund	1.19%
Aberdeen U.S. Small Cap Equity Fund	0.99%
Aberdeen Intermediate Municipal Income Fund	0.50%
Aberdeen Global Absolute Return Strategies Fund	0.65%
Aberdeen International Small Cap Fund	0.99%
Aberdeen Emerging Markets Fund	1.10%
Aberdeen U.S. Sustainable Leaders Fund	0.90%
Aberdeen Emerging Markets Debt Fund	0.65%

* Unless otherwise noted, this contract may not be terminated before February 28, 2022 with respect to any one or more Funds without the approval of the Independent Trustees.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of February 26, 2021.

ABERDEEN FUNDS

By: /s/ Lucia Sitar
Name: Lucia Sitar Title: Vice President

ABERDEEN STANDARD INVESTMENTS INC. (FORMERLY, ABERDEEN ASSET MANAGEMENT INC.)

By: /s/ Lucia Sitar
Name: Lucia Sitar Title: Vice President